Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 11, 2007
BY AND AMONG
CAL DIVE INTERNATIONAL, INC.,
CAL DIVE ACQUISITION, LLC
AND
HORIZON OFFSHORE, INC.

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS

Exhibit	Title

Exhibit A	Form of Affiliate Agreement

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     This AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2007 (this “Agreement”), is by and among CAL DIVE INTERNATIONAL, INC., a Delaware corporation (“Cal Dive”), CAL DIVE ACQUISITION LLC, a Delaware limited liability company and wholly owned subsidiary of Cal Dive (“Merger Sub”), and HORIZON OFFSHORE, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Parties intend to effect a strategic business combination through the merger of the Company with and into Merger Sub (the “Merger”), with the Merger Sub being the surviving company (the “Surviving Company”);
     WHEREAS, the respective boards of directors of Cal Dive and the Company, and the sole member of Merger Sub, have each approved the Merger and this Agreement and the plan of merger contained in this Agreement (the “Plan of Merger”); and
     WHEREAS, for federal income tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. Upon the terms and subject to the conditions herein, at the Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the Surviving Company in the Merger, and the separate existence of the Company shall thereupon cease. As a result of and immediately after the Merger, Merger Sub will remain a wholly owned subsidiary of Cal Dive.
     1.2 Effective Time of the Merger. The Merger shall become effective as set forth in the certificate of merger duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made as soon as practicable on the Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL and the DLLCA, and as mutually agreed by Cal Dive and the Company.
     1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.
     1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Houston, Texas 77010 as promptly as practicable (but in any event within two Business Days) following the satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the “Closing Date”).
     1.5 Certificate of Formation. At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.
     1.6 Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.
     1.7 Managers and Officers. The managers and officers of Merger Sub shall, from and after the Effective Time, become the initial managers and officers of the Surviving Company until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.
ARTICLE II
CONSIDERATION/ EXCHANGE PROCEDURES
     2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of their securities:
     (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 2.2) shall be converted into and shall thereafter represent the right to receive the following consideration, without interest (collectively, the “Merger Consideration”):
Each share of Company Common Stock shall be converted into the right to receive the combination of (x) $9.25 in cash (the “Per Share Cash Amount”) and (y) 0.625 of a share of validly issued, fully paid, and non-assessable shares of Cal Dive Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 2.1(c).
     (b) At the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration and (ii) any cash to be paid in lieu of any fractional share of Cal Dive Common Stock in accordance with Section 2.5.

     (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Cal Dive or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Cash Amount, the Exchange Ratio, and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     (d) At the Effective Time, all Exception Shares, if any, shall be cancelled and retired and shall cease to exist and no stock of Cal Dive, cash, or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 2.1(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to a Company Benefit Plan other than a Company Stock Plan.
     (e) Each issued and outstanding membership interest of Merger Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.
     2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof has neither voted in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each, a “Dissenting Share”), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Company, of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Company Common Stock under Section 262 of DGCL, (ii) if any holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each of such holders’ shares of Company Common Stock shall be converted solely into the right to receive the Merger Consideration. The Company shall give Cal Dive prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Cal Dive shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle any claim with respect to Dissenting Shares without the prior written consent of Cal Dive.

2.3 Stock Options and Equity Awards.
     (a) The Board of Directors of the Company shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plans, whether or not vested, shall cease to represent a right to acquire shares of Company Common Stock and shall thereafter constitute a fully vested option (a “Converted Cal Dive Option”) to acquire (on the same terms and conditions as were applicable to such Company Stock Option pursuant to the relevant Company Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time, each as amended by this Section 2.3) the number (rounded down to the nearest whole number) of shares of Cal Dive Common Stock determined by multiplying (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price or base price per share of Cal Dive Common Stock subject to any such Converted Cal Dive Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. Notwithstanding the foregoing, any Company Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and underlying agreements as are necessary to give effect to the transactions contemplated by this Section 2.3(a), including amending each agreement evidencing a Converted Cal Dive Option to provide that, as of the Effective Time, any reference to the Company shall be deemed a reference to Cal Dive and any reference to Company Common Stock shall be deemed a reference to Cal Dive Common Stock.
     (b) Immediately prior to the Effective Time, each outstanding restricted share of Company Common Stock granted pursuant to a Company Stock Plan shall vest, and thereafter represent the right to receive the Merger Consideration. Following the Effective Time, no holder of a Company incentive award or other compensatory award shall have any right to receive shares of Company Common Stock in respect of such award.
     (c) Prior to the Effective Time, the Company (or its Board of Directors or the appropriate committee thereof) shall take all corporate action necessary for the adjustment of Company Stock Options contemplated by this Section 2.3. Cal Dive shall take all corporate action necessary to assume as of the Effective Time the Company’s obligations with respect to the Converted Cal Dive Options and to reserve for issuance a sufficient number of shares of Cal Dive Common Stock for delivery upon the exercise of the Converted Cal Dive Options pursuant to the terms set forth in this Section 2.3.

2.4 Surrender and Payment.
     (a) At or prior to the Effective Time, Cal Dive shall appoint Wells Fargo Bank Minnesota, N.A. or such other exchange agent reasonably acceptable to Cal Dive and the Company (the “Exchange Agent”) for the purpose of payment of the Merger Consideration. At or prior to the Effective Time, Cal Dive shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, (a) cash and (b) certificates representing shares of Cal Dive Common Stock, to be paid and issued pursuant to Section 2.1(a) and Section 2.3(a) and (b), and pursuant to Section 2.5 in respect of fractional shares of Cal Dive Common Stock. Any cash and certificates representing Cal Dive Common Stock deposited with the Exchange Agent (including cash in lieu of fraction shares to be paid pursuant to Section 2.5) shall hereinafter be referred to as the “Exchange Fund.” Promptly after the Effective Time, Cal Dive will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Cal Dive may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any book-entry shares shall be effected in accordance with Cal Dive’s customary procedures with respect to securities represented by book entry.
     (b) Each holder of shares of Company Common Stock (including restricted shares) that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Cal Dive Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Cal Dive Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 and (ii) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.5. No interest shall be paid or accrued on any Merger Consideration or cash in lieu of fractional shares. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such payment or the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Company, or Cal Dive, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
     (e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Cal Dive upon demand, and any holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to Cal Dive for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, none of the Company, Cal Dive, or the Exchange Agent shall be liable to any holder of shares for any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property laws.
     (f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.4 to pay for shares of Company Common Stock for which appraisal rights shall have been perfected shall be returned to Cal Dive, upon demand.
     2.5 No Fractional Shares. In lieu of any fractional share of Cal Dive Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in Section 2.4, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Cal Dive Common Stock to which such holder would otherwise be entitled.
     2.6 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Cal Dive or the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.
     2.7 Withholding Rights. Each of the Surviving Company and Cal Dive shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local, or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Company or Cal Dive, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or other Person in respect of which such deduction and withholding was made by the Surviving Company or Cal Dive, as the case may be.

     2.8 No Further Ownership Rights in Company Common Stock. All shares of Cal Dive Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.4 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.
     2.9 Investment of Cash by the Exchange Agent. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cal Dive, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company’s stockholders pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Cal Dive. Such funds shall be invested in short term investments in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof as directed by Cal Dive.
     2.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Surviving Company, Merger Sub, or the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Surviving Company, Merger Sub, or the Company, any other actions and things necessary to vest, perfect, or confirm of record or otherwise in Cal Dive or the Surviving Company any and all right, title, and interest in, to, and under any of the rights, properties, or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.
     2.11 Shares Held by Company Affiliates. Anything to the contrary herein notwithstanding, no shares of Cal Dive Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Affiliate of the Company (identified pursuant to Section 5.10) until such Person shall have delivered to Cal Dive duly executed letters as contemplated by Section 5.10. Such Persons shall be subject to the restrictions described in such letters.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. Except as disclosed in the Company Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or, in the case of Sections 3.1(f) - (o), in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Cal Dive as follows:
(a) Corporate Organization.
     (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company, as amended and in effect as of the date of this Agreement, have previously been made available by the Company to Cal Dive.
     (ii) Each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local, or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(b) Capitalization.
     (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares Company Preferred Stock. As of May 31, 2007, 32,697,655 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued and outstanding. As of May 31, 2007, 79,290 shares of Company Common Stock were subject to Company Stock Options. Other than such Company Stock Options, as of May 31, 2007, no shares of Company Common Stock were issuable in connection with outstanding awards under the Company Stock Plans or other compensatory arrangements. The Company has no Voting Debt issued or outstanding. Since May 31, 2007, (i) no Company Common Stock has been issued except in connection with the exercise of Company Stock Options, and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of Company Common Stock have been issued, granted, or made. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to the terms of Company Stock Options and other stock awards issued pursuant to Company Stock Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. There are no stockholder agreements, voting trusts, or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

     (ii) Except for the Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest, or other ownership interest in any Person. Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such Subsidiary of the Company, free and clear of any Liens (other than Liens securing Indebtedness listed in Section 3.1(e)(v) of the Company Disclosure Schedule), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns any shares of Company Capital Stock (or any options or other interests convertible into or measured by reference to the value of Company Capital Stock).
(c) Authority; No Violation.
     (i) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement be submitted to the Company’s stockholders at a meeting of the Company’s stockholders for the purpose of adopting this Agreement (the “Company Stockholders Meeting”), and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution, and delivery by Cal Dive and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
     (ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Amended and Restated

Certificate of Incorporation or By-Laws of the Company, or (B) assuming that the consents and approvals referred to in Section 3.1(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions, or provisions of any contract, arrangement, commitment, or understanding to which the Company or any of its Subsidiaries is a party or to which any of their assets is subject, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.
     (d) Consents and Approvals. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) the filing with the SEC of an information statement/proxy statement/prospectus relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders Meeting (such information statement/proxy statement/prospectus, and any amendments or supplements thereto, the “Information Statement/Proxy Statement/Prospectus”), and any filings required under the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (iv) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the rules of the Nasdaq Global Market, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cal Dive Common Stock pursuant to this Agreement (the consents, approvals, filings, and registration required under or in relation to clauses (ii) through (v) above, the “Company Necessary Consents”) and (vi) such other consents, approvals, filings, and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, no consents or approvals of or filings or registrations with any Governmental Entity by the Company are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the transactions contemplated by this Agreement.
     (e) Financial Reports and SEC Documents.
     (i) Since December 31, 2004, the Company has filed with the SEC all material forms, statements, reports, and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, and 2006, and all other reports, registration statements, definitive proxy statements, or information statements filed by the Company or any of its Subsidiaries subsequent to

December 31, 2006 under the Securities Act or under the Exchange Act in the form filed with the SEC (collectively, the “Company SEC Documents”), (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (y) each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
     (ii) The records, systems, controls, data, and information of the Company and its respective Subsidiaries are recorded, stored, maintained, and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the assets of the Company and its Subsidiaries; (C) access to such assets is permitted only in accordance with management’s authorization; and (D) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to permit the collection thereof on a current and timely basis. The Company (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made Known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (I) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize, and report financial data and any material weaknesses in internal controls and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
     (iii) Since December 31, 2006, (A) the Company has not received or otherwise obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by the Company or any of its officers, directors, employees, or agents to the Company’s Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.
     (iv) The Company is in compliance with the provisions of the Sarbanes-Oxley Act and to its Knowledge, the certifications provided pursuant to Sections 302 and 906 thereof with each Company SEC Document, at the time of filing or submission of each such certification, were accurate.
     (v) Section 3.1(e)(v) of the Company Disclosure Schedule lists the Indebtedness of the Company and its Subsidiaries as of May 31, 2007. Except as disclosed in Section 3.1(e)(v) of the Company Disclosure Schedule, all Indebtedness of the Company and its Subsidiaries can be prepaid in whole or part, at any time and from time to time prior to the respective stated maturity dates thereof, without any premium, penalty, breakage fee or other termination fee. No Indebtedness of the Company or its Subsidiaries imposes any obligations on the Company or its Subsidiaries to publicly register such Indebtedness or similar Indebtedness in exchange therefore.
     (f) Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries had at March 31, 2007, or has incurred since that date, any liabilities, or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, except liabilities, obligations, or contingencies that (i) are accrued or reserved against in the financial statements in the Company Current 10-Q or reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or (iv) have been discharged or paid in full prior to the date hereof.

     (g) Absence of Certain Changes or Events. Since March 31, 2007, the Company and each of its Subsidiaries has conducted its business only in the ordinary course, and since such date there has not been:
     (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;
     (iii) any split, combination, or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock;
     (iv) (A) any granting by the Company to any director, executive officer or employee who made total compensation of $75,000 or more for fiscal year 2006 of the Company of (x) any increase in compensation or employee benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Company SEC Documents or (y) any equity compensation (other than to directors on May 24, 2007 as provided in the Company Stock Plans), (B) except as permitted by Section 5.7(b), any granting by the Company to any such director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance, or termination agreements included in the Company SEC Documents, or (C) any entry by the Company into, or any amendment of, any employment, severance, or termination agreement with any such director, executive officer or employee; or
     (v) any change in financial accounting methods, principles, or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities, or results of operations of the Company, except insofar as may have been required by a change in GAAP.
     (h) Legal Proceedings. The Company Disclosure Schedule contains an accurate and complete list of each suit, action, proceeding, or investigation pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, and each judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries. Except as disclosed in Section 3.1(h) of the Company Disclosure Schedule, none of such suits, actions, proceedings, investigations, judgments, decrees, injunctions or orders, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on the Company.

     (i) Compliance with Applicable Law. The Company and each of its Subsidiaries hold all licenses, franchises, permits, and authorizations, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries or any of its assets or properties, including the Company Vessels, except where the failure to hold such license, franchise, permit, or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     (j) Environmental Liability. Except for matters that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted, (B) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (D) none of the Company and its Subsidiaries is subject to any agreement, order, judgment, decree, letter, or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; (E) none of the Company and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries, (F) no portion of any property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law, and (G) all Hazardous Materials generated by the Company and each of its Subsidiaries have been transported, stored, treated, and disposed of by carriers or treatment, storage, and disposal facilities authorized or maintaining valid Environmental Permits.
     (k) Employee Benefit Plans; Labor Matters.
     (i) Each Company Benefit Plan is listed in Section 3.1(k) of the Company Disclosure Schedule. With respect to each Company Benefit Plan, the Company has made available (or, if it has not made available, will promptly after the date hereof make available) to Cal Dive a correct and complete copy of each writing or writings constituting such Company Benefit Plan or, if unwritten, a complete description of such Company Benefit Plan. The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter or opinion letter.

     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits or examinations that have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.
     (iii) Neither the Company nor a Company ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Pension Plan that is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA.
     (iv) The Company and each of its Affiliates has reserved the right to amend, terminate, or modify at any time all Company Benefit Plans providing for retiree health or life insurance coverage.
     (v) Neither the Company nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by the Company or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (A) there is no labor dispute, strike, slowdown, or work stoppage against the Company or any of its Affiliates pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the Knowledge of the Company, threatened with respect to the Company or any of its Affiliates, and (C) the Company and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms, and conditions of employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health, and the collection and payment of employment Taxes.
     (vi) Neither the Company nor any Company ERISA Affiliate sponsors, maintains, contributes to, or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Multiemployer Plan, and neither the Company nor a Company ERISA Affiliate has incurred or assumed any liability (primary, secondary, contingent, or otherwise and including any withdrawal liability), with respect to a Multiemployer Plan.

     (vii) Neither the Company nor any Company ERISA Affiliate has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.
     (viii) No Company Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company or any Affiliate of the Company, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar state law, and no commitments have been made to provide such coverage.
     (ix) Section 3.1(k) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of the Company or any of its Affiliates, or could limit the right of the Company or any of its Affiliates to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth in Section 3.1(k) of the Company Disclosure Schedule, no director, officer or employee of the Company or its Subsidiaries shall be paid or entitled to be paid any amount (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     (x) Section 3.1(k) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), and each such plan has been operated and administered in good faith compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated or issued thereunder since January 1, 2005.
(l) Taxes.
     (i) All Tax Returns of or relating to any Tax that are required to be filed by, on behalf of, or with respect to each of the Company and each of its Subsidiaries, have been duly and timely filed in accordance with applicable Tax law with the appropriate Governmental Entity, and all such Tax Returns are true, complete, and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the

Company. Each of the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Entity all Taxes required to be paid by it, and has timely withheld from employee wages and amounts owing to any creditor or third party and remitted to the proper Governmental Entities all amounts required under applicable Tax law to be so withheld and remitted, except to the extent that any failure to pay or withhold and remit such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     (ii) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations, deficiencies, claims, or other administrative or court proceedings in respect of Taxes relating to the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     (iii) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.
     (iv) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     (v) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group, other than the affiliated group of which the Company is currently the common parent corporation. Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing agreement with any Person other than the Company and/or any of its Subsidiaries.
     (vi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (other than a distribution of a Company Subsidiary by a Company Subsidiary to the Company or another Company Subsidiary) (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.
(m) Contracts.

     (i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment, or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents, or (B) which materially restricts the ability of the Company to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 3.1(m), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).
     (ii) (A) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (C) neither the Company nor any of its Subsidiaries Knows of, or has received notice of, the existence of any event or condition which constitutes, or after notice or lapse of time or both will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(n) Title to Properties.
     (i) The Company and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all of their assets and properties purported to be owned or leased by the Company or its Subsidiaries as described in the Company SEC Documents, including the Company Vessels, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and are free and clear of all Liens, except for (A) Permitted Liens, (B) such imperfections of title, easements, rights of way, and similar Liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially interfere with the use of such assets or properties by the Surviving Company from and after the Closing, (C) Liens securing Indebtedness set forth in Section 3.1(c)(v) of the Company Disclosure

Schedule, and (D) Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct business as currently conducted.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries (a) have complied in all respects with the terms of all leases of their assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (b) enjoy peaceful and undisturbed possession under all such leases.
     (o) Insurance. Section 3.1(o) of the Company Disclosure Schedule accurately sets forth in reasonable detail (i) all insurance policies maintained by the Company, and (ii) a list of all claims and the claims history related thereto for the 12 months prior to the date hereof that have not been or are not covered by insurance.
     (p) Reorganization under the Code. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.
     (q) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the DGCL, shall apply to the Merger. The Company has taken such action with respect to any other anti-takeover provisions in the Certificate of Incorporation or the By-Laws, as amended, of the Company to the extent necessary to consummate the Merger on the terms set forth in this Agreement.
     (r) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated as of the date hereof, to the effect that the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.
     (s) Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approved this Agreement, and (iii) recommended that this Agreement be adopted by the holders of Company Common Stock.
     (t) Brokers’ Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions, or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees to be paid to Lehman Brothers Inc.
     (u) Ownership of Cal Dive Capital Stock. As of the date of this Agreement, the Company does not beneficially own any shares of Cal Dive Capital Stock.
     (v) Vessel Related Matters.
     (i) (A) (I) Each of the Company Vessels has been and is duly classified by the Classification Society set forth in Section 3.1(v)(i)(A)(I) of the Company Disclosure Schedule;
     (II) The Company has taken all necessary action required by the relevant Classification Society to maintain the classification of each Company Vessel; and
     (III) There are no outstanding and/or overdue recommendations of the Classification Society for any of the Company Vessels which could reasonably be expected to lead to a withdrawal of the respective Company Vessel’s class.
     (B) No material modification or alteration consistent with industry practice is needed to be effected with respect to any of the Company Vessels:
     (I) To comply with the laws, regulations or requirements of the Country of Registry or any other laws or regulations applicable to any of the Company Vessels;
     (II) To comply with the requirements of any relevant Classification Society under which such Company Vessel is classified; or
     (III) To comply with the requirements of any policy of insurance covering each Company Vessel.
     (C) The Company has taken all necessary action as is required by the Country of Registry for each of the Company Vessels, or otherwise, to timely renew any certificate of documentation (or similar evidence of title and/or registration for the Country of Registry of any of the Company Vessels).
     (ii) No Event of Loss with respect to any of the Company Vessels has occurred and is continuing that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (iii) Each Company Vessel is in satisfactory operating condition for the purpose and in the waters in which such Vessel is working.

     (w) Certain Business Practices. Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has, in the course of his or her duties on behalf of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.
     3.2 Representations and Warranties of Cal Dive. Except as disclosed in the Cal Dive Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or, in the case or Sections 3.2(f) – (m), in the Cal Dive SEC Documents filed with the SEC prior to the date of this Agreement, Cal Dive hereby represents and warrants to the Company as follows:
     (a) Corporate Organization.
     (i) Cal Dive is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Cal Dive has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Cal Dive. True and complete copies of the Certificate of Incorporation and the By-Laws of Cal Dive, as amended and in effect as of the date of this Agreement, have previously been made available by Cal Dive to the Company.
     (ii) Each Subsidiary of Cal Dive (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local, or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
     (iii) Merger Sub was formed by Cal Dive solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.
     (b) Capitalization.

     (i) The authorized capital stock of Cal Dive consists of 240,000,000 shares of Cal Dive Common Stock and 5,000,000 shares Cal Dive Preferred Stock. As of April 30, 2007, 84,322,012 shares of Cal Dive Common Stock were issued and outstanding, and no shares of Cal Dive Preferred Stock were issued and outstanding. No shares of Cal Dive Common Stock are subject to issued and outstanding stock options under the Cal Dive Stock Plans. As of April 30, 2007, no shares of Cal Dive Common Stock were issuable in connection with outstanding awards under the Cal Dive Stock Plans or other compensatory arrangements. Cal Dive has no Voting Debt issued or outstanding. Since April 30, 2007, (i) no Cal Dive Common Stock has been issued, and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of shares of Cal Dive Common Stock have been issued, granted, or made. All issued and outstanding shares of Cal Dive Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in Section 3.2(b)(i) of the Cal Dive Disclosure Schedule, Cal Dive does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of Cal Dive Capital Stock or any other equity securities of Cal Dive or any securities of Cal Dive representing the right to purchase or otherwise receive any shares of Cal Dive Capital Stock. Except as described in the Cal Dive SEC Documents, there are no stockholder agreements, voting trusts, or other agreements or understandings to which Cal Dive is a party or by which it is bound relating to the voting of any shares of the Cal Dive Capital Stock.
     (ii) Except for the Subsidiaries listed in Section 3.2(b)(ii) of the Cal Dive Disclosure Schedule, Cal Dive does not own, directly or indirectly, any capital stock, equity interest, or other ownership interest in any Person. Except as disclosed in Section 3.2(b)(ii) of the Cal Dive Disclosure Schedule, Cal Dive owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such Subsidiary of Cal Dive, free and clear of any Liens other than those described in the Cal Dive Current 10-Q, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Cal Dive has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Cal Dive owns any shares of Cal Dive Capital Stock (or any options or other interests convertible into or measured by reference to the value of Cal Dive Capital Stock).
(c) Authority; No Violation.

     (i) Cal Dive has full corporate and Merger Sub has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors and stockholders of Cal Dive and the managers and sole member of Merger Sub, and no other entity proceedings on the part of Cal Dive or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Cal Dive and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Cal Dive and Merger Sub, enforceable against Cal Dive and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
     (ii) Neither the execution and delivery of this Agreement by Cal Dive and Merger Sub nor the consummation by Cal Dive and Merger Sub of the transactions contemplated hereby, nor compliance by Cal Dive and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of Cal Dive or the certificate of formation or limited liability company agreement of Merger Sub, or (B) assuming that the consents and approvals referred to in Section 3.2(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Cal Dive or any of its Subsidiaries or any of their respective properties or assets, or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Cal Dive or any of its Subsidiaries under, any of the terms, conditions, or provisions of any contract, arrangement, commitment, or understanding to which Cal Dive or any of its Subsidiaries is bound or to which any of their assets is subject, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive or the Surviving Company.
     (d) Consents and Approvals. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) the filing with the SEC of the Information Statement/Proxy Statement/Prospectus and a registration statement on Form S-4 with respect to the issuance of the Cal Dive Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and any filings under the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (iv) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the rules of the NYSE, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Cal Dive Common Stock pursuant to this Agreement (the consents, approvals, filings, and registration required under or in relation to clauses (ii) through (v) above, “Cal Dive Necessary Consents”) and (vi) such other consents, approvals, filings, and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive or the Surviving Company, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Cal Dive of this Agreement or (B) the consummation by Cal Dive and Merger Sub of the transactions contemplated by this Agreement.
     (e) Financial Reports and SEC Documents.
     (i) Since December 14, 2006, Cal Dive has filed with the SEC all material forms, statements, reports, and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements, or information statements filed by Cal Dive or any of its Subsidiaries subsequent to December 31, 2006 under the Securities Act or under the Exchange Act in the form filed with the SEC (collectively, the “Cal Dive SEC Documents”), (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (y) each of the balance sheets contained in or incorporated by reference into any such Cal Dive SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Cal Dive SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity, and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
     (ii) The records, systems, controls, data, and information of Cal Dive and its respective Subsidiaries are recorded, stored, maintained, and operated under means that are under the exclusive ownership and direct control of Cal Dive or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Cal Dive and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed only in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements of Cal Dive and its Subsidiaries and to maintain accountability for the assets of Cal Dive and its Subsidiaries; (C) access to such assets is permitted only in accordance with management’s authorization; and (D) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to permit the collection thereof on a current and timely basis. Cal Dive (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Cal Dive and its Subsidiaries is made Known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Cal Dive SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (I) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize, and report financial data and any material weaknesses in internal controls and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.
     (iii) Since December 14, 2006, (A) Cal Dive has not received or otherwise obtained Knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies, or methods of Cal Dive or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Cal Dive or any of its Subsidiaries has engaged in questionable accounting practices, and (B) no attorney representing Cal Dive or any of its Subsidiaries, whether or not employed by Cal Dive or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Cal Dive or any of its officers, directors, employees, or agents to the Cal Dive Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Cal Dive.
     (iv) Cal Dive is in compliance with the provisions of the Sarbanes-Oxley Act and to its Knowledge, the certifications provided pursuant to Sections 302 and 906 thereof with each Company SEC Document, at the time of filing or submission of each such certification, were accurate.
     (v) Section 3.2(e)(v) of the Cal Dive Disclosure Schedule lists the Indebtedness of Cal Dive and its Subsidiaries as of May 31, 2007. Except as disclosed in Section 3.2(e)(v) of the Cal Dive Disclosure Schedule, all

Indebtedness of Cal Dive and its Subsidiaries can be prepaid, in whole or part, at any time and from time to time prior to the respective stated maturity dates thereof, without any premium, penalty, breakage fee, or other termination fee. No Indebtedness of Cal Dive or its Subsidiaries imposes any obligations on Cal Dive or its Subsidiaries to publicly register such Indebtedness or similar Indebtedness in exchange therefore.
     (f) Absence of Undisclosed Liabilities. Neither Cal Dive nor any of its Subsidiaries had at March 31, 2007, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of any nature, except liabilities, obligations, or contingencies that (i) are accrued or reserved against in the financial statements in the Cal Dive Current 10-Q or reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, or (iv) have been discharged or paid in full prior to the date hereof.
     (g) Absence of Certain Changes or Events. Since March 31, 2007, Cal Dive and each of its Subsidiaries has conducted its business only in the ordinary course, and since such date there has not been:
     (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Cal Dive;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Cal Dive Capital Stock or any repurchase for value by Cal Dive of any Cal Dive Capital Stock;
     (iii) any split, combination, or reclassification of any Cal Dive Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Cal Dive Capital Stock;
     (iv) (A) any granting by Cal Dive to any director, executive officer, or employee who made total compensation of $75,000 or more for fiscal year 2006 of Cal Dive of (x) any increase in compensation or employee benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Cal Dive SEC Documents, or (y) any equity compensation (other than as set forth on Section 3.2(b)(i) of the Cal Dive Disclosure Schedule), (B) any granting by Cal Dive to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance, or termination agreements included in the Cal Dive SEC Documents, or (C) any entry by Cal Dive into, or any amendment of, any employment, severance, or termination agreement with any such director, executive officer, or employee; or

     (v) any change in financial accounting methods, principles, or practices by Cal Dive or any of its Subsidiaries materially affecting the consolidated assets, liabilities, or results of operations of Cal Dive, except insofar as may have been required by a change in GAAP.
     (h) Legal Proceedings. Section 3.2(h) of the Cal Dive Disclosure Schedule contains an accurate and complete list of each suit, action, proceeding, or investigation pending or, to the Knowledge of Cal Dive, threatened, against or affecting Cal Dive or any of its Subsidiaries, and each judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against Cal Dive or its Subsidiaries. None of such suits, actions, proceedings, investigations, judgments, decrees, injunctions, or orders, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect on Cal Dive.
     (i) Compliance with Applicable Law. Cal Dive and each of its Subsidiaries hold all licenses, franchises, permits, and authorizations necessary for the lawful conduct of their respective businesses, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, or regulation of any Governmental Entity relating to Cal Dive or any of its Subsidiaries or any of its assets or properties, including the Cal Dive Vessels, except where the failure to hold such license, franchise, permit, or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
     (j) Environmental Liability. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) Cal Dive and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted, (B) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Cal Dive or any of its Subsidiaries, (C) there are no Environmental Claims pending or, to the Knowledge of Cal Dive, threatened against Cal Dive or any of its Subsidiaries, (D) none of Cal Dive and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law, (E) none of Cal Dive and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against Cal Dive or any of its Subsidiaries, (F) no portion of any property currently or formerly owned, leased, or operated by Cal Dive or any of its Subsidiaries is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any state law, and (G) all Hazardous Materials generated by Cal Dive and each of its Subsidiaries have been transported, stored, treated, and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid Environmental Permits.
     (k) Employee Benefit Plans; Labor Matters.

     (i) Each Cal Dive Benefit Plan is listed in Section 3.2(k) of the Cal Dive Disclosure Schedule. With respect to each Cal Dive Benefit Plan, Cal Dive has made available (or, if it has not made available, will promptly after the date hereof make available) to the Company a correct and complete copy of each writing or writings constituting such Cal Dive Benefit Plan or, if unwritten, a complete description of such Cal Dive Benefit Plan. The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Cal Dive Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the Knowledge of Cal Dive, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) each of the Cal Dive Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the Knowledge of Cal Dive, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, audits, or examinations that have been asserted or instituted against the Cal Dive Benefit Plans, any fiduciaries thereof with respect to their duties to the Cal Dive Benefit Plans or the assets of any of the trusts under any of the Cal Dive Benefit Plans.
     (iii) Neither Cal Dive nor a Cal Dive ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Pension Plan that is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA.
     (iv) Cal Dive and each of its Affiliates has reserved the right to amend, terminate, or modify at any time all Cal Dive Benefit Plans providing for retiree health or life insurance coverage.
     (v) Neither Cal Dive nor any of its Affiliates is a party to any material collective bargaining or other labor union contract applicable to individuals employed by Cal Dive or any of its Affiliates, and no such collective bargaining agreement or other labor union contract is being negotiated by Cal Dive or any of its Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (A) there is no labor dispute, strike, slowdown, or work stoppage against Cal Dive or any of its Affiliates pending or, to the Knowledge of Cal Dive, threatened against Cal Dive or any of its Affiliates, (B) no unfair labor practice or labor charge or complaint is pending, or to the Knowledge of Cal Dive, threatened with respect to Cal Dive or any of its Affiliates, and (C) Cal Dive and its Affiliates are in compliance with all applicable laws relating to employment, employment practices, wages, hours, terms, and conditions of employment, employment discrimination, disability rights, workers’ compensation, employee leaves, occupational safety and health, and the collection and payment of employment Taxes.
     (vi) Neither Cal Dive nor any Cal Dive ERISA Affiliate sponsors, maintains, contributes to, or has an obligation to contribute to, and has not at any time within the past six (6) years sponsored, maintained, contributed to, or had an obligation to contribute to, a Multiemployer Plan, and neither Cal Dive nor a Cal Dive ERISA Affiliate has incurred or assumed any liability (primary, secondary, contingent, or otherwise and including any withdrawal liability), with respect to a Multiemployer Plan.
     (vii) Neither Cal Dive nor any Cal Dive ERISA Affiliate has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.
     (viii) No Cal Dive Benefit Plan provides medical, surgical, hospitalization, pharmaceutical, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Cal Dive or any Affiliate of Cal Dive, for periods extending beyond their retirements or other terminations of service, other than coverage mandated by Section 4980 of the Code or similar state law, and no commitments have been made to provide such coverage.
     (ix) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Cal Dive or any of its Affiliates, or could limit the right of Cal Dive or any of its Affiliates to amend, merge, terminate, or receive a reversion of assets from any Cal Dive Benefit Plan or related trust or any material employment agreement or related trust. No director, officer, or employee of Cal Dive or its Subsidiaries shall be paid or entitled to be paid any amount (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     (x) Cal Dive does not maintain any Cal Dive Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).
(l) Taxes.
     (i) All Tax Returns of or relating to any Tax that are required to be filed by, on behalf of, or with respect to each of Cal Dive and each of its

Subsidiaries, have been duly and timely filed in accordance with applicable Tax law with the appropriate Governmental Entity, and all such Tax Returns are true, complete, and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive. Each of Cal Dive and each of its Subsidiaries has timely paid to the appropriate Governmental Entity all Taxes required to be paid by it, and has timely withheld from employee wages and amounts owing to any creditor or third party and remitted to the proper Governmental Entities all amounts required under applicable Tax law to be so withheld and remitted, except to the extent that any failure to pay or withhold and remit such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
     (ii) There are no pending or, to the Knowledge of Cal Dive, threatened audits, examinations, investigations, deficiencies, claims, or other administrative or court proceedings in respect of Taxes relating to Cal Dive or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
     (iii) There are no Liens for Taxes upon the assets of Cal Dive or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.
     (iv) Neither Cal Dive nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year (or other period) that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
     (v) Neither Cal Dive nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous state, local, or foreign law by reason of having been a member of any consolidated, combined, or unitary group, other than (a) the affiliated group of which Cal Dive is currently the common parent corporation and (b) the affiliated group of which Helix is currently the common parent corporation. Except for the Tax Matters Agreement by and between Cal Dive and Helix, neither Cal Dive nor any of its Subsidiaries is a party to or has any obligation under any Tax sharing agreement with any Person other than Cal Dive and/or any of its Subsidiaries.
(m) Contracts.
     (i) As of the date of this Agreement, neither Cal Dive nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment, or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in the Cal Dive SEC Documents, or (B) which materially restricts the ability of Cal Dive or the Surviving Company to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 3.2(m), whether or not set forth in the Cal Dive Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Cal Dive Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Cal Dive Contract).
     (ii) (A) Each Cal Dive Contract is valid and binding on Cal Dive and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) Cal Dive and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Cal Dive Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, and (C) neither Cal Dive nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or after notice or lapse of time or both will constitute, a material default on the part of Cal Dive or any of its Subsidiaries under any such Cal Dive Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive.
(n) Title to Properties.
     (i) Cal Dive and its Subsidiaries have good and defensible title to, or valid leasehold interests in, all of their assets and properties purported to be owned or leased by Cal Dive or its Subsidiaries as described in the Cal Dive SEC Documents, including the Cal Dive Vessels, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and are free and clear of all Liens, except for (A) Permitted Liens, (B) defects in title set forth on Section 3.2(n) of the Cal Dive Disclosure Schedule, (C) such imperfections of title, easements, rights of way, and similar Liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, (D) Liens securing the Indebtedness identified in the Cal Dive Current 10-Q, (E) Liens set forth in Section 3.2(n) of the Cal Dive Disclosure Schedule, and (F) Liens, that, in the aggregate, do not and will not materially interfere with the ability of Cal Dive and its Subsidiaries to conduct business as currently conducted.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive, Cal Dive and its Subsidiaries (a) have complied in all respects with the terms of all leases of their assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (b) enjoy peaceful and undisturbed possession under all such leases.
     (o) Insurance. Section 3.2(o) of the Cal Dive Disclosure Schedule accurately sets forth in reasonable detail (i) all insurance policies maintained by Cal Dive, and (ii) a list of all claims and the claims history related thereto for the 12 months prior to the date hereof that have not been or are not covered by insurance.
     (p) Reorganization under the Code. As of the date of this Agreement, neither Cal Dive nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 6.2(c) and 6.3(c) of this Agreement.
     (q) Opinion of Financial Advisors. Cal Dive has received the opinion of Banc of America Securities LLC, as of the date hereof, to the effect that the Merger Consideration to be paid by Cal Dive is fair to Cal Dive from a financial point of view.
     (r) Board and Stockholder Approval. The Board of Directors of Cal Dive, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Cal Dive stockholders, (ii) approved this Agreement, and (iii) recommended that the issuance of the Cal Dive Common Stock pursuant to the Merger be approved by the holders of Cal Dive Common Stock. This Agreement, the Merger, and the issuance of the Cal Dive Common Stock pursuant to the Merger have been approved by the written consent of the holders of the requisite number of shares of Cal Dive Common Stock.
     (s) Brokers’ Fees. Neither Cal Dive nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees to be paid to Banc of America Securities LLC.
     (t) Vessel Related Matters.
     (i) (A) (I) Each of the Cal Dive Vessels has been and is duly classified by the Classification Society set forth on Section 3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule;
     (II) Cal Dive has taken all necessary action required by the relevant Classification Society to maintain the classification of each Cal Dive Vessel; and
     (III) There are no outstanding and/or overdue recommendations of the Classification Society for any of the Cal

Dive Vessels which could reasonably be expected to lead to a withdrawal of the respective Cal Dive Vessel’s class.
     (B) No material modification or alteration consistent with industry practice is needed to be effected with respect to any of the Cal Dive Vessels:
     (I) To comply with the laws, regulations or requirements of the Country of Registry or any other laws or regulations applicable to any of the Cal Dive Vessels;
     (II) To comply with the requirements of any relevant Classification Society under which such Cal Dive Vessel is classified; or
     (III) To comply with the requirements of any policy of insurance covering each Cal Dive Vessel.
     (B) Cal Dive has taken all necessary action as is required by the Country of Registry for each of the Cal Dive Vessels, or otherwise, to timely renew any certificate of documentation (or similar evidence of title and/or registration for the Country of Registry of any of the Cal Dive Vessels).
     (ii) No Event of Loss with respect to any of the Cal Dive Vessels has occurred and is continuing that could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on Cal Dive.
     (iii) Each Cal Dive Vessel is in satisfactory operating condition for the purpose and in the waters in which such Vessel is working.
     (u) Certain Business Practices. Since December 31, 2006, neither Cal Dive nor any of its Subsidiaries nor, to the Knowledge of Cal Dive, any director, officer, agent, or employee of Cal Dive or any of its Subsidiaries has, in the course of his or her duties on behalf of Cal Dive or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.
     (v) Ownership of Company Capital Stock. As of the date of this Agreement, neither Cal Dive nor Merger Sub beneficially owns any shares of Company Capital Stock.
     (w) Funds. Cal Dive has, or will have at the Effective Time, sufficient funds to satisfy the obligation to pay the aggregate Per Share Cash Amount in the Merger.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Covenants of the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in Section 4.1 of the Company Disclosure Schedule, without the prior written consent of Cal Dive, which shall not be unreasonably withheld or delayed, the Company agrees that from the date of this Agreement until the Effective Time, as follows:
     (a) Ordinary Course.
     (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and in compliance in all material respects with applicable laws, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.
     (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice or contemplated by the 2007 capital budget of the Company and previously disclosed to Cal Dive (the “Company Capital Budget”).
     (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of the Company to the Company or to another Subsidiary of the Company in accordance with past practice, (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by the Company of Company Common Stock in connection with the Company Benefit Plans in the ordinary course of business consistent with past practice .
     (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, or authorize or propose the issuance of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into or exercisable for, or any rights, warrants, calls, or options to acquire, any shares of capital stock or Voting Debt, or enter into any commitment, arrangement, undertaking, or agreement with respect to any of the foregoing, other than (i) the issuance of (A)

Company Common Stock upon the exercise of Company Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or, (B) restricted Company Common Stock permitted to be granted after the date hereof, or (ii) sales or dispositions of capital stock of a Subsidiary of the Company in connection with a disposition permitted pursuant to Section 4.1(f).
     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its Amended and Restated Certificate of Incorporation or By-Laws.
     (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions in the ordinary course of business consistent with past practice that are contemplated by the Company Capital Budget and that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement.
     (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), other than dispositions (i) in the ordinary course of business consistent with past practice, (ii) referred to in the Company SEC Documents filed prior to the date of this Agreement or (iii) contemplated by the Company Capital Budget.
     (g) Investments; Indebtedness. Other than as contemplated by the Company Capital Budget, the Company shall not, and shall not permit any of its Subsidiaries to (i) enter into any joint venture, partnership, or other similar arrangement, (ii) make any loans, advances, or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (B) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law), and (C) any capital contributions to or other obligations in respect of any joint ventures of the Company or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (iii) incur any Indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing Indebtedness or to fund acquisitions permitted by Section 4.1(e).
     (h) Tax-Free Qualification. The Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c). The Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     (i) Certain Actions. Subject to Sections 5.4 and 7.1, the Company and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.
     (j) Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.
4.2 Covenants of Cal Dive.
     (a) Cal Dive agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or disclosed in Section 4.2 of the Cal Dive Disclosure Schedule, without the prior written consent of the Company, which shall not be unreasonably withheld or delayed:
     (i) Ordinary Course. Cal Dive and its Subsidiaries shall carry on their respective businesses in the usual, regular, and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and in compliance in all material respects with applicable laws, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.
     (ii) Dividends; Changes in Share Capital. Cal Dive shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular dividends from a Subsidiary of Cal Dive to Cal Dive or to another Subsidiary of Cal Dive in accordance with past dividend practice, (B) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (C) repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by Cal Dive of Cal Dive Common Stock in connection with the Cal Dive Benefit Plans in the ordinary course of business consistent with past practice or pursuant to a stock repurchase plan implemented in the ordinary course.

     (iii) Issuance of Securities. Cal Dive shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge, or dispose of, or authorize or propose the issuance, delivery, sale, pledge, or disposition of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into or exercisable for, or any rights, warrants, calls, or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking, or agreement with respect to any of the foregoing, other than (A) the issuance of (I) Cal Dive Common Stock upon the exercise of Cal Dive Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or (II) restricted Cal Dive Common Stock permitted to be granted after the date hereof, or (B) sales or dispositions of capital stock of a Subsidiary of Cal Dive in connection with a disposition permitted pursuant to Section 4.2(a)(vi).
     (iv) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Cal Dive shall not amend or propose to so amend its Certificate of Incorporation or By-Laws.
     (v) No Acquisitions. Cal Dive shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions in the ordinary course of business consistent with past practice that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement.
     (vi) No Dispositions. Cal Dive shall not, and shall not permit any of its Subsidiaries to, sell, lease, or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Cal Dive), other than dispositions (A) in the ordinary course of business consistent with past practice or (B) referred to in the Cal Dive SEC Documents filed prior to the date of this Agreement.
     (vii) Investments; Indebtedness. Cal Dive shall not, and shall not permit any of its Subsidiaries to (A) enter into any joint venture, partnership, or other similar arrangement, (B) make any loans, advances, or capital contributions to, or investments in, any other Person, other than (I) loans or investments by Cal Dive or a Subsidiary of Cal Dive to or in Cal Dive or any Subsidiary of Cal Dive, (II) in the ordinary course of business consistent with past practice (provided that none of such transactions referred to in this clause (B) (II) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law), and (III) any capital contributions to or other obligations in respect of any joint ventures of Cal Dive or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (C) incur any Indebtedness other than in the ordinary course of business consistent with past practice, to refinance pre-existing Indebtedness or to fund acquisitions permitted by Section 4.2(a)(iv) or to refinance the Company’s Indebtedness and pay the Cash Consideration to the holders of Company Common Stock.
     (viii) Tax-Free Qualification. Cal Dive shall use its reasonable best efforts to, and to cause each of its Subsidiaries to,(A) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c). Cal Dive shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion condition contained in Section 6.2(c) of this Agreement has been satisfied, Cal Dive shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
     (ix) Certain Actions. Subject to Section 7.1, Cal Dive and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying, or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.
     (x) Related Actions. Cal Dive shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.
     (b) The Board of Directors of Cal Dive shall take action prior to or as of the Effective Time to cause the number of directors comprising the full Board of Directors of Cal Dive immediately following the Effective Time to be increased by two persons, and cause David Sharp and John Mills to be elected to fill such additional Board positions of Cal Dive for an initial term expiring at the annual meeting of Cal Dive’s stockholders to be held in 2010, or until their successors are duly elected or appointed.
     4.3 Governmental Filings. Cal Dive and the Company shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) with respect to transition planning. Cal Dive, Merger Sub and the Company shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the Other Party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the Other Party copies of all such reports, announcements, and publications promptly upon request.
     4.4 No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Cal Dive’ or Merger Sub’s operations or give Cal Dive or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Cal Dive, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Preparation of Information Statement/Proxy Statement/Prospectus; Stockholders Meeting.
     (a) As promptly as reasonably practicable following the date hereof, Cal Dive and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Information Statement/Proxy Statement/Prospectus and Cal Dive and the Company shall prepare, and Cal Dive shall file with the SEC, the Form S-4. The Information Statement/Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Cal Dive’ prospectus. Each of Cal Dive and the Company shall use reasonable best efforts to have the Information Statement/Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Cal Dive and the Company shall, as promptly as practicable after receipt thereof, provide the Other Party with copies of any written comments, and advise each other of any oral comments, with respect to the Information Statement/Proxy Statement/Prospectus or Form S-4 received from the SEC. Cal Dive and the Company shall cooperate and provide the Other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement/Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide the Other Party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Information Statement/Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Cal Dive and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party hereto that are incorporated by reference in the Form S-4 or Information Statement/Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition, or results of operations; and provided, further, that a Party, in connection with a Change in the Company Board Recommendation, may amend or supplement the Information Statement/Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Company Board Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition, or results of operations. Cal Dive and the Company will use reasonable best efforts to cause the Information Statement/Proxy Statement/Prospectus to be mailed to Cal Dive’s stockholders and the Company’s stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of Cal Dive and the Company will advise the Other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Cal Dive Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information Statement/Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Cal Dive or the Company, or any of their respective Affiliates, officers or directors, is discovered by Cal Dive or the Company that should be set forth in an amendment or supplement to any of the Form S-4 or the Information Statement/Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information shall promptly notify the Other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Cal Dive and the Company.
     (b) The Company covenants and agrees that (i) none of the information to be supplied by the Company or its Subsidiaries in the Form S-4 or the Information Statement/Proxy Statement/Prospectus will, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Information Statement/Proxy Statement/Prospectus will comply, as of its Mailing Date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by the Company with respect to information supplied by Cal Dive for inclusion therein.
     (c) Cal Dive covenants and agrees that (i) none of the information to be supplied by Cal Dive or its Subsidiaries in the Form S-4 or the Information Statement/Proxy Statement/ Prospectus will, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Information Statement/Proxy Statement/Prospectus will comply, as of its Mailing Date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Cal Dive with respect to information supplied by the Company for inclusion therein.
     (d) The Company shall use commercially reasonable efforts to cause to be delivered to Cal Dive and Merger Sub two letters from Grant Thornton LLP, the Company’s independent public accountants, one dated a date within two Business Days before the date on which the S-4 shall become effective and one dated within two Business Days before the Effective Time, each addressed to Cal Dive and Merger Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.
     (e) Cal Dive shall use commercially reasonable efforts to cause to be delivered to the Company two letters from Ernst & Young LLP, Cal Dive’s independent public accountants, one dated a date within two Business Days before the date on which the S-4 shall become effective and one dated within two Business Days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.
     (f) The Company shall duly take all lawful action to call, give notice of, convene, and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and shall use its reasonable best efforts to solicit the Company Stockholder Approval, as promptly as reasonably practicable after the date on which the Form S-4 becomes effective under the Securities Act. The Board of Directors of the Company shall recommend the adoption of the Plan of Merger by the Company’s stockholders to the effect as set forth in Section 3.1(s) (the “Company Board Recommendation”), and shall not, except as permitted under Section 5.4, (i) withdraw, modify, or qualify (or propose to withdraw, modify, or qualify) in any manner adverse to Cal Dive the Company Board Recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with the Company Board Recommendation (collectively, a “Change in the Company Board Recommendation”).
     5.2 Access to Information. Upon reasonable notice, each of Cal Dive and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, and other representatives of the Other Party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, and officers and, during such period, each of Cal Dive and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Other Party (a) a copy of each report, schedule, registration statement, and other document filed, published, announced, or received by it during such period pursuant to the requirements of U.S. federal or state securities laws (other than documents that such Party hereto is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties, and personnel as such Other Party may reasonably request; provided, however, that any Party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule, or regulation of any Governmental Entity applicable to such Party or any contract requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such Party advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws, (iii) the information is subject to the attorney-client privilege, work product doctrine, or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third Person. Any investigation by either Cal Dive or the Company shall not affect the representations and warranties of the Other Party. Each Party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreement.
     5.3 Required Actions.
     (a) Subject to the terms and conditions of this Agreement, each Party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and obtaining as promptly as practicable all Company Necessary Consents or Cal Dive Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations, and clearances necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Required Approvals”). In furtherance and not in limitation of the foregoing, each of Cal Dive and the Company agrees to prepare, as promptly as reasonably practicable, and to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (B) all other necessary filings with other Governmental Entities relating to the Merger at such time as Cal Dive and the Company reasonably determine in their good faith judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and, to prepare and supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities, and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such third parties and Governmental Entities as soon as practicable. In furtherance and not in limitation of the foregoing, each of Cal Dive and the Company agrees not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Other Party.
     (b) The Parties shall each cooperate and consult with each other in connection with the actions referenced in Section 5.3(a) to obtain all Required Approvals. In particular, each Party shall to the extent permitted by law (i) furnish to the Other Party as promptly as reasonably practicable any information concerning such Party and its business, properties, and personnel as the Other Party may reasonably request in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit the Other Party to review in advance, and accept all of the Other Party’s reasonable comments in connection with, any proposed written communication between it and any Governmental Entity. In addition, each Party shall (i) promptly inform the Other Party of any communication (or other correspondence or memoranda) received by such Party from, or given by such Party to, the DOJ, the FTC, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) consult with the Other Party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC, or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, or such other applicable Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and conferences.
     (c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.3(a) and 5.3(b), if Cal Dive and the Company agree, they shall use their reasonable best efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Cal Dive and the Company (based on the advice of outside counsel to each), be likely to result in the failure of the condition set forth in Section 6.1(a) to be satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Cal Dive, Merger Sub, or the Company, or any of their respective Subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Cal Dive, Merger Sub, the Company, or the Surviving Company or any of their respective Subsidiaries or Affiliates (or to require Cal Dive, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each Party under Section 5.3(a) to use its reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).
     (d) Each Party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, and the other transactions contemplated hereby.
5.4 Acquisition Proposals.
     (a) Notwithstanding anything contained herein to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (prevailing Central time) on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives (collectively, the “Company Representatives”), shall have the right to, directly or indirectly: (i) initiate, solicit, encourage, or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Acquisition Proposal; (ii) continue or otherwise engage or participate in any negotiations or discussions with any third party, with respect to, Acquisition Proposals, including providing or otherwise making available information to any Person, provided that, prior to doing so, such third party has entered into an Acceptable Confidentiality Agreement with the Company; provided further, that all such information (to the extent such information has not been previously provided or otherwise made available to Cal Dive) is provided or otherwise made available to Cal Dive substantially concurrently with the time it is provided or otherwise made available to such Person subject to the right of the Company to withhold such portions of information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in antitrust difficulties for the Company or in connection with the Merger; and (iii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party to the extent necessary to permit the Company to conduct the activity set forth in clauses (i) and (ii) above; provided that the Company will promptly (in any event within one calendar day) notify Cal Dive of its receipt of any Acquisition Proposal including the general terms of any such Acquisition Proposal, and will keep Cal Dive apprised of the status of any such Acquisition Proposal. Within two Business Days following the beginning of the No-Shop Period Start Date, the Company shall notify Cal Dive of the number of Excluded Parties and the material terms and conditions of each Excluded Parties’ Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Section 5.4, the Company shall not be required to provide the identity of any Excluded Party or other Person who has submitted an Acquisition Proposal unless and until the Company terminates this Agreement in accordance with Section 7.1(h).
     (b) Except as expressly permitted by this Section 5.4 and except with respect to any Excluded Party, the Company shall, and shall cause its Subsidiaries and Company Representatives to, (i) on the No-Shop Period Start Date, immediately cease any and all existing activities, discussions, or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not (A) initiate, solicit, knowingly encourage, or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Acquisition Proposal, (B) engage in any negotiations or substantive discussions with, or provide or otherwise make available any information to any third party relating to a Acquisition Proposal, (C) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with any Person relating to a Acquisition Proposal, or (D) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party relating to an Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders, the Company may in any event have discussions with any Person that has made a written Acquisition Proposal after the date hereof solely in order to clarify and understand the terms and conditions of such proposal.
     (c) Notwithstanding anything to the contrary contained in this Section 5.4 but subject to the last sentence of this paragraph and provided the Company and the Company Representatives shall not have materially violated any of the restrictions set forth in this Section 5.4, at any time following the No-Shop Period Start Date and prior to the adoption of this Agreement by the Company’s stockholders, in response to an unsolicited written Acquisition Proposal that the Company’s Board of Directors determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, after giving Cal Dive prompt notice of such determination (which notice shall indicate the identity of the Person and the material terms and conditions of the Acquisition Proposal), (i) engage or participate in negotiations or discussions relating to such Acquisition Proposal with the Person making such Acquisition Proposal (and its Representatives), provided that the Company shall keep Cal Dive apprised of the status and material terms of such Acquisition Proposal, and (ii) provide or otherwise make available information to the Person making such Acquisition Proposal (and its representatives) only pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent such information has not been previously provided or otherwise made available to Cal Dive) is provided or otherwise made available to Cal Dive substantially concurrently with the time it is provided or otherwise made available to such Person subject to the right of the Company to withhold such portions of information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in antitrust difficulties for the Company or in connection with the Merger. Notwithstanding the foregoing, the Parties agree that, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.4(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by such Excluded Parties following the No-Shop Period Start Date, and the restrictions in this Section 5.4(c) shall not apply with respect thereto, provided that to the extent applicable to an Excluded Party, the provisions of Section 5.4(d) shall apply.
     (d) Except as set forth in this Section 5.4(d) or Section 5.4(e), the Board of Directors of the Company shall not (i) effect a Change in the Company Board Recommendation, (ii) approve or recommend, or cause the Company to enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or similar agreement with respect to, any Acquisition Proposal, or (iii) propose to do any of the foregoing. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with its outside legal counsel, determines, in its good faith judgment, that failure to take such action would constitute a violation of its fiduciary duties under applicable law, the Board of Directors of the Company may, prior to the adoption of this Agreement by the Company’s stockholders, (A) enter into a definitive agreement providing for an Acquisition Proposal, if (I) the Company and the Company Representatives shall not have materially violated this Section 5.4 and (II) such action is in response to a Acquisition Proposal that the Board of Directors has determined, in its good faith judgment, constitutes a Superior Proposal, and (III) the Company, concurrently with the entering into of such definitive agreement, terminates this Agreement in accordance with Section 7.1(h) and pays the fee required by Section 7.2(b)(i), and/or (B) effect a Change in the Company Board Recommendation; provided, that prior to such action, the Board of Directors of the Company shall have given Cal Dive at least three Business Days prior written notice that the Company intends to take such action.

     (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) of the Exchange Act; or from making any disclosure to the Company’s stockholders with respect to a tender or exchange offer by a third party; provided that neither the Company nor its Board of Directors, nor any committee thereof, shall approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h) hereof and paid the fee required by Section 7.2(b)(i).
     5.5 Fees and Expenses. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such Expenses, except (a) Expenses incurred in connection with the filing, printing, and mailing, but not preparation, of the Information Statement/Proxy Statement/Prospectus and Form S-4 and (b) Expenses incurred in connection with any consultants that Cal Dive and the Company shall have agreed to retain to assist in obtaining the approvals and clearances under the Antitrust Laws, which, in each case, shall be shared equally by Cal Dive and the Company.
     5.6 Directors’ and Officers’ Indemnification and Insurance.
     (a) Following the Effective Time, Cal Dive and the Surviving Company shall (i) jointly and severally indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (A) without limitation to subclause (B) below, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Amended and Restated Certificate of Incorporation and By-Laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such individuals and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in the certificate of formation and limited liability company agreement of the Surviving Company (or any successor to the Surviving Company) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors or managers, indemnification of officers, directors, managers, and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Amended and Restated Certificate of Incorporation and By-Laws of the Company. After the Effective Time, Cal Dive shall cause the Surviving Company to obtain and fully pay (up to a maximum aggregate cost not to exceed $1,000,000 for such six-year period) for “tail” insurance policies (including Side A coverage for such covered individuals) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the

Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time.
     (b) The obligations of Cal Dive and the Surviving Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.6 applies without the prior written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6).
     5.7 Employee Benefits; Retention Plan.
     (a) For all purposes under the Benefit Plans of Cal Dive and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Cal Dive will, or will cause its Subsidiaries to, give each Company Employee full credit for his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans or eligibility for post-retirement medical or insurance benefits) under any Benefit Plans or arrangements maintained by Cal Dive or any of its Subsidiaries for each such Company Employee’s service with the Company or any Company Subsidiary to the same extent such service was credited under similar plans of the Company immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Cal Dive shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Cal Dive shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
     (b) Prior to the Effective Time, the Company may, in its discretion, adopt a cash incentive plan, which may constitute a Company Benefit Plan, intended to retain in the employ of the Company certain individuals identified by the Company as key to the continued operation of the Company’s and its Subsidiaries’ business and the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that such plan shall be subject to the prior approval of Cal Dive, which approval shall not be unreasonably withheld or delayed.
     5.8 Public Announcements. Each of Cal Dive and the Company shall consult with the Other Party before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior written consent of the Other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, each of Cal Dive and the Company shall be entitled to respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE or the Nasdaq Global Market without prior consultation with the Other Party to the extent such consultation is not reasonably practicable.
     5.9 Listing of Shares of Cal Dive Common Stock. Cal Dive shall cause the shares of Cal Dive Common Stock to be issued in the Merger and the shares of Cal Dive Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
     5.10 Affiliates. Promptly following the date of mailing of the Information Statement/Proxy Statement/Prospectus, the Company shall deliver to Cal Dive a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for the Company Stockholders Approval, Affiliates of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Cal Dive not later than ten days prior to the Effective Time, a written agreement in the form attached as Exhibit A hereto (an “Affiliate Agreement”).
     5.11 Section 16 Matters. Prior to the Effective Time, Cal Dive and the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Cal Dive Common Stock (including derivative securities with respect to Cal Dive Common Stock) resulting from the transactions contemplated by Article I or Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Cal Dive, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     5.12 Tax Matters. Each of Cal Dive and the Company shall use its reasonable best efforts to deliver to Fulbright & Jaworski L.L.P. and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of such Party, containing representations of such Party, in each case as shall be reasonably necessary or appropriate to enable Fulbright & Jaworski L.L.P. to render the opinion described in Section 6.2(c) and Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. to render the opinion described in Section 6.3(c). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
     5.13 Vessel Matters. The Parties shall each cooperate and consult with each other in connection with obtaining the release and discharge of the current mortgages and other Liens on the Company Vessels and such other matters as may be necessary or desirable in order to effectuate the transfer of ownership and operation of the Company Vessels to Cal Dive, and the assumption, repayment, refinancing, or satisfaction of the Company’s existing funded Indebtedness by Cal Dive.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each of Cal Dive and the Company to effect the Merger are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:
     (a) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction, or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
     (b) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) all other approvals required under the Antitrust Laws to be obtained prior to Closing shall have been obtained.
     (c) NYSE Listing. The shares of Cal Dive Common Stock to be issued in the Merger and such other shares of Cal Dive Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (e) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
     6.2 Additional Conditions to Obligations of Cal Dive. The obligations of Cal Dive to effect the Merger are subject to the satisfaction, or waiver in writing by Cal Dive, on or prior to the Closing Date, of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Cal Dive shall have received a certificate of an executive officer of the Company that the conditions set forth in this Section 6.2(a) have been satisfied.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Cal Dive shall have received a certificate of an executive officer of the Company to such effect.
     (c) Tax Opinion. Cal Dive shall have received from Fulbright & Jaworski L.L.P., counsel to Cal Dive, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Cal Dive shall be entitled to rely upon assumptions, representations, warranties, and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.12 of this Agreement.
     6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver in writing by the Company, on or prior to the Closing Date, of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of Cal Dive set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cal Dive. The Company shall have received a certificate of an executive officer of Cal Dive that the conditions set forth in this Section 6.3(a) have been satisfied.
     (b) Performance of Obligations of Cal Dive. Cal Dive shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and the Company shall have received a certificate of an executive officer of Cal Dive to such effect.
     (c) Tax Opinion. The Company shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the

Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.12 of this Agreement.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time and, except as specifically provided below, whether before or after the Company Stockholders’ Meeting:
     (a) by mutual written consent of Cal Dive and the Company;
     (b) by either Cal Dive or the Company, if the Effective Time shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement (including such Party’s obligations set forth in Section 5.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;
     (c) by either Cal Dive or the Company, if any Governmental Entity (i) shall have issued an order, decree, or ruling or have taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable, or (ii) shall have failed to issue an order, decree, or ruling, or to take any other action that is necessary to fulfill the conditions set forth in Sections 6.1(b), 6.1(c) or 6.1(d), as applicable, and such denial of a request to issue such order, decree, ruling, or the failure to take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party whose failure to comply with Section 5.3 has been the primary cause of, or resulted in, such action or inaction;
     (d) by either Cal Dive or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Stockholders Meeting;
     (e) by Cal Dive, if the Company shall have (i) failed to make the Company Board Recommendation or effected a Change in the Company Board Recommendation, whether or not permitted by the terms hereof, (ii) breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting or a failure to comply in any material respect with requirements of the Information Statement/Proxy Statement/Prospectus in accordance with Section 5.1, (iii) subject to the Company’s right to terminate under Section 7.1(h), entered into a definitive agreement providing for any Acquisition Proposal or Superior Proposal, or (iv) materially breached its obligations under Section 5.4;

     (f) by Cal Dive, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) twenty days following notice of such breach and (ii) the Termination Date; provided, that Cal Dive shall not have the right to terminate this Agreement pursuant to this clause (f) if Cal Dive or Merger Sub is then in material breach of its representations, warranties, covenants, or other agreements contained in this Agreement;
     (g) by the Company, if Cal Dive shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) twenty days following notice of such breach and (ii) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (g) if the Company is then in material breach of its representations, warranties, covenants, or other agreements contained in this Agreement; or
     (h) by the Company, prior to the Company Stockholder Approval being obtained, in accordance with and subject to the terms and conditions of Section 5.4(d).
7.2 Effect of Termination.
     (a) In the event of termination of this Agreement by either the Company or Cal Dive as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto or their respective officers or directors, except with respect to the third sentence of Section 5.2, Section 5.5, this Section 7.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Cal Dive nor the Company shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement; provided further, that if Cal Dive receives a Termination Fee under Section 7.2(b)(i), (ii), or (iii) below, then the receipt of such Termination Fee shall be Cal Dive’s sole and exclusive remedy under this Agreement.
     (b) (i) If the Company terminates this Agreement pursuant to Section 7.1(h), then the Company shall pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds, prior to or concurrently with such termination; provided, however, that if such termination is the result of an Excluded Party Superior Proposal, then the Termination Fee payable pursuant to this Section 7.2(b)(i) shall be $9,441,448.
     (ii) If Cal Dive terminates this Agreement pursuant to Section 7.1(e), then the Company shall pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds, on or before one Business Day after such termination; provided, however, that if such termination is the result of an Excluded Party Superior Proposal, then the Termination Fee payable pursuant to this Section 7.2(b)(i) shall be $9,441,448.

     (iii) If (A)(I) the Company or Cal Dive terminates this Agreement pursuant to Section 7.1(d) and at any time prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting, or (II) Cal Dive terminates this Agreement pursuant to Section 7.1(f), and at any time prior to such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of the Company and not withdrawn prior to the breach giving rise to Cal Dive’s right to terminate under Section 7.1(f), and (B) within twelve months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal with any Person, then the Company shall promptly, but in no event later than one Business Day after the earlier of the date the Company or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal, pay Cal Dive an amount equal to the Termination Fee, by wire transfer of immediately available funds; provided, however, that if such Acquisition Proposal referenced in Section 7.2(b)(iii)(A) is from an Excluded Party, then the Termination Fee payable pursuant to this Section 7.1(b)(iii) shall be $9,441,448.
     (c) The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Cal Dive or the Company would enter into this Agreement; accordingly, if any Party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the Other Party commences a suit that results in a judgment against such Party for the fee set forth in this Section 7.2, such Party shall pay to the Other Party its costs and Expenses (including attorneys’ fees and Expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of JP Morgan Chase Bank in effect on the date such payment was required to be made, notwithstanding the provisions of Section 5.5. The Parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy for any willful and material breach of any representation, warranty, covenant, or agreement contained in this Agreement.
ARTICLE VIII
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (excluding standstill provisions) and containing additional provisions that expressly permit the Company to comply with the terms of Section 5.4 (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Acquisition Proposal or the disclosure of such Acquisition Proposal).

     “Acquisition Proposal” means any proposal or offer (whether or not in writing) with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, or any purchase or sale of 50% or more of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the Company’s equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 50% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (other than a proposal or offer made by the Other Party or an Affiliate thereof), or announcement of an intention to make any such proposal, offer, or transaction.
     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Affiliate Agreement” shall have the meaning set forth in Section 5.10.
     “Agreement” shall have the meaning set forth in the preamble.
     “Antitrust Laws” means any competition law, including the HSR Act or any other antitrust, premerger notification, or trade regulation law, regulation, or order.
     “Beneficial ownership” or “beneficially own” shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.
     “Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract, or other arrangement, whether formal or informal, funded or unfunded, written or not written, and whether or not governed by ERISA, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA or any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.
     “Business Day” means any day on which banks are not required or authorized to close in the State of Texas.
     “Cal Dive” shall have the meaning set forth in the preamble.
     “Cal Dive Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer, or director of Cal Dive or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Cal Dive or any of its Affiliates or to which Cal Dive or any of its Affiliates is party, contributes, or is obligated to contribute.
     “Cal Dive Capital Stock” means the Cal Dive Common Stock together with the Cal Dive Preferred Stock.

     “Cal Dive Common Stock” means common stock, par value $0.01 per share, of Cal Dive.
     “Cal Dive Contract” shall have the meaning set forth in Section 3.2(m)(i).
     “Cal Dive Current 10-Q” means Cal Dive’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC.
     “Cal Dive Disclosure Schedule” means the disclosure schedule delivered by Cal Dive to the Company concurrently herewith.
     “Cal Dive ERISA Affiliate” means any Person that is treated as a single employer with Cal Dive for purposes of Section 414 of the Code.
     “Cal Dive Necessary Consents” shall have the meaning set forth in Section 3.2(d).
     “Cal Dive Preferred Stock” means preferred stock, par value $0.01 per share, of Cal Dive.
     “Cal Dive SEC Documents” shall have the meaning set forth in Section 3.2(e)(i).
     “Cal Dive Stock Plans” shall mean the Cal Dive 2006 Long Term Incentive Plan and the Cal Dive Employee Stock Purchase Plan.
     “Cal Dive Vessel” shall mean any and all of the vessels set forth in Section 3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule and shall include, with respect to each vessel, all her equipment and outfitting.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “Certificate” shall have the meaning set forth in Section 2.1(c).
     “Certificate of Merger” shall have the meaning set forth in Section 1.2.
     “Change in the Company Board Recommendation” shall have the meaning set forth in Section 5.1(f).
     “Classification Society” shall mean the American Bureau of Shipping, DNV, Lloyds Register of Shipping or such other classification society which shall be a member of the International Association of Classification Societies.
     “Closing” shall have the meaning set forth in Section 1.4.
     “Closing Date” shall have the meaning set forth in Section 1.4.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the preamble.

     “Company Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer or director of the Company or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates is party, contributes, or is obligated to contribute, or with respect to which the Company or any of its Affiliates has any liability, contingent or otherwise.
     “Company Board Recommendation” shall have the meaning set forth in Section 5.1(f).
     “Company Capital Budget” shall have the meaning set forth in Section 4.1(a)(ii).
     “Company Capital Stock” means the Company Common Stock together with the Company Preferred Stock.
     “Company Common Stock” means common stock, par value $0.00001 per share, of Company.
     “Company Contract” shall have the meaning set forth in Section 3.1(m)(i).
     “Company Current 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Cal Dive concurrently herewith.
     “Company Employees” means the individuals who are employed as employees by the Company or any of its Subsidiaries immediately prior to the Effective Time who remain employed as employees of Cal Dive or any of its Subsidiaries after the Effective Time.
     “Company ERISA Affiliate” means any Person that is treated as a single employer with the Company for purposes of Section 414 of the Code.
     “Company Necessary Consents” shall have the meaning set forth in Section 3.1(d).
     “Company Preferred Stock” means preferred stock, par value $0.00001 per share, of the Company.
     “Company Representatives” shall have the meaning set forth in Section 5.4(a).
     “Company SEC Documents” shall have the meaning set forth in Section 3.1(e)(i).
     “Company Stock Option” shall have the meaning set forth in Section 2.3(a).
     “Company Stock Plans” means the Horizon Offshore, Inc. 1998 Stock Incentive Plan, the Horizon Offshore, Inc. 2005 Stock Incentive Plan, as amended and restated as of May 23, 2007, and the Horizon Offshore, Inc. 2006 Director Stock Plan.
     “Company Stockholder Approval” shall have the meaning set forth in Section 3.1(c)(i).

     “Company Stockholders Meeting” shall have the meaning set forth in Section 3.1(c)(i).
     “Company Vessel” shall mean any and all of the vessels set forth in Section 3.1(v)(i) of the Company Disclosure Schedule (excluding, in all cases, the Gulf Horizon) and shall include, with respect to each vessel, all her equipment and outfitting.
     “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated May 29, 2007, between Cal Dive and the Company.
     “Converted Cal Dive Option” shall have the meaning set forth in Section 2.3(a).
     “Country of Registry” shall mean the United States, the Republic of Vanuatu, or such other jurisdiction under whose laws a Vessel is flagged.
     “DGCL” means the General Corporation Law of the State of Delaware.
     “DLLCA” means the Delaware Limited Liability Company Act.
     “Dissenting Share” shall have the meaning set forth in Section 2.2.
     “DOJ” means the Antitrust Division of the U.S. Department of Justice.
     “Effective Time” shall have the meaning set forth in Section 1.2.
     “Environmental Claims” means, in respect of any Person, any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other Person or entity for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such entity or Person pursuant to Environmental Laws, common law, or statute.
     “Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Environmental Permits, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control

Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.
     “Environmental Permits” means all permits, licenses, registrations, and other governmental authorizations required under applicable Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Event of Loss” shall mean any of the following events: (a) the actual total loss of any Vessel; (b) a constructive total loss of any Vessel under applicable insurance policies or an agreed or a compromised total loss of any Vessel; (c) the theft or disappearance of any Vessel for a period of thirty (30) consecutive days or more; (d) the requisition of use of any Vessel by any Governmental Entity or purported governmental entity which shall have resulted in the loss of possession of any Vessel for a period of sixty (60) consecutive days; or (e) the condemnation, confiscation, requisition, purchase or other taking of title of, or capture, seizure or forfeiture of any Vessel (other than a requisition of the use of any of the Vessels) by any Governmental Entity or purported governmental entity.
     “Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Cal Dive, Merger Sub, and/or any of their respective Subsidiaries.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” shall have the meaning set forth in Section 2.4(a).
     “Exchange Fund” shall have the meaning set forth in Section 2.4(a).
     “Exchange Ratio” shall have the meaning set forth in Section 2.1(a).
     “Excluded Party” means any Person, group of related Persons, or group that includes any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the Company’s Board of Directors determines, in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), constitutes or is reasonably likely to lead to a Superior Proposal.
     “Excluded Party Superior Proposal” means any Superior Proposal made by any Excluded Party.
     “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, or performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing, and mailing of the Information Statement/Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby and thereby.
     “Form S-4” shall have the meaning set forth in Section 3.1(d).
     “FTC” means the U.S. Federal Trade Commission.
     “GAAP” means U.S. generally accepted accounting principles.
     “Governmental Entity” means any multi-national, national, state, municipal, or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency, or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority, and, for purposes of this Agreement, shall include any Vessel related registry and Classification Society.
     “Hazardous Materials” means any (i) toxic or hazardous materials, or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance, or waste that is regulated by any Governmental Entity under any Environmental Law.
     “Helix” means Helix Energy Solutions Group, Inc., a Minnesota corporation.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means, as to any Person at a particular time (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and (b) direct or contingent obligations of such Person owing under letters of credit (including standby and commercial), bankers’ acceptances, guarantees, surety bonds and similar instruments.
     “Information Statement/Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.1(d).
     “Knowledge” or “Known” means, with respect to any entity, the actual knowledge of such entity’s executive officers (as defined in the Exchange Act), after due inquiry consistent with their respective responsibilities as an executive officer.
     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance, and any lease, sublease, or charter of any nature or description against any property or asset of the Person.
     “Mailing Date” shall have the meaning set forth in Section 2.4(b).

     “Market Price” means the average (rounded to the second decimal place) of the per share closing sales prices of Cal Dive Common Stock on the NYSE (as reported by the Wall Street Journal, or if not so reported, by another authoritative source) over the 20 trading days ending on the third trading day preceding the Closing Date.
     “Material Adverse Effect” means, with respect to either Party, a material adverse effect on (i) the business, operations, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party to consummate the transactions contemplated by this Agreement by the Termination Date, except, in each case, for any such effect attributable to (A) general regulatory or economic conditions (including prevailing interest rate and stock market levels, including changes in the Market Prices of the Company Common Stock and Cal Dive Common Stock) in the United States or the other countries in which such Party operates including changes in the price of oil or natural gas, (B) changes in, or events or conditions generally affecting the industries in which such Party operates (including changes to commodity prices), (C) the negotiation, announcement, execution, delivery, or consummation of the transactions contemplated by, or in compliance with, this Agreement, or (D) changes in applicable laws, rules or regulations;
     “Merger Consideration” shall have the meaning set forth in Section 2.1(a).
     “Merger” shall have the meaning set forth in the recitals.
     “Merger Sub” shall have the meaning set forth in the preamble.
     “Multiemployer Plan” means a “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA.
     “Nasdaq Global Market” means the National Association of Securities Dealers, Inc. National Global Market.
     “New Plans” shall have the meaning set forth in Section 5.7.
     “No-Shop Period Start Date” means July 27, 2007.
     “NYSE” means the New York Stock Exchange, Inc.
     “Old Plans” shall have the meaning set forth in Section 5.7.
     “Other Party” means, with respect to Cal Dive, the Company, and with respect to the Company, Cal Dive and the Merger Sub.
     “Party” means Cal Dive, Merger Sub, or the Company.
     “Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA.
     “Per Share Cash Amount” shall have the meaning set forth in Section 2.1(a).

     “Permitted Liens” shall mean (a) any Lien expressly contemplated or permitted under this Agreement, (b) Liens for Taxes, assessments or similar governmental charge not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained by the applicable party on their books in accordance with GAAP; (c) mechanic’s, workmen’s, landlord’s, operator’s, materialmen’s, maritime or other similar Liens with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (d) purchase money Liens incurred in connection with the acquisition of assets not prohibited by this Agreement; (e) Liens for crew’s wages and for salvage (including contract salvage); (f) Liens for general average; (g) Liens incident to current operations or Liens for amounts which are not delinquent or that are due and unpaid for not more than 30 days after such amounts shall become due that do not involve any significant risk of a sale or forfeiture or loss of any of the Vessels; (h) Liens covered by insurance and any deductible applicable thereto which is standard in the industry provided that the debt underlying such Lien shall not have become due and payable beyond any applicable grace period; (i) Liens for repairs or with respect to any improvement made to any of the Vessels provided that the debt underlying such Lien shall not have become due and payable beyond any applicable grace period; and (j) Liens for any claims that are being contested in good faith by appropriate proceedings and that will not affect the continued use of any of the Vessels or create any material risk of the sale, forfeiture or loss of any of the Vessels or any interest therein.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity, or group (as defined in the Exchange Act).
     “Plan of Merger shall have the meaning set forth in the recitals.
     “Qualifying Amendment” means an amendment or supplement to the Information Statement/Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Company Board Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Board Recommendation, and (iii) additional information reasonably related to the foregoing.
     “Regulatory Law” means the Antitrust Laws, and all other U.S. federal and state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict, or regulate (a) mergers, acquisitions, or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.
     “Required Approvals” shall have the meaning set forth in Section 5.3(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Stock Award Exchange Ratio” means the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the Cal Dive Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity in which such Person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.
     “Superior Proposal” means an Acquisition Proposal made by a Person other than a Party hereto that the Company’s Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Cal Dive, that (i) would, if consummated, result in a transaction that is more favorable to the Company and its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms so proposed.
     “Surviving Company” shall have the meaning set forth in the recitals.
     “Tax Return” means any return, report, or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return, or declaration of estimated Tax.
     “Taxes” means any and all U.S. federal, state, provincial, county, local, or foreign taxes, and any and all other charges, fees, levies, duties, deficiencies, customs, or other similar assessments or liabilities in the nature of a tax, including any income, profits, gross receipts, windfall profits, ad valorem, net worth, premium, value-added, occupation, production, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, disability, wage, payroll, stamp, goods and services, real or personal property, intangible property, excise, any alternative or add-on minimum, business license, business organization, environmental, profits, license, lease, service, service use, gains, franchise, and any other taxes imposed by any Governmental Entity, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed).
     “Termination Date” means December 11, 2007.
     “Termination Fee” means $18,882,896.
     “Vessel(s)” shall mean any or all of the vessels set forth in Section 3.1(v)(i) of the Company Disclosure Schedule (excluding, in all cases, the Gulf Horizon) or in Section

3.2(t)(i)(A)(I) of the Cal Dive Disclosure Schedule and shall include, with respect to each vessel, all her equipment and outfitting.
     “Voting Debt” means any bonds, debentures, notes, or other Indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements, and other provisions, shall survive the Effective Time, except for those covenants, agreements, and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX (including without limitation Section 5.6).
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given when received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(a)	if to Cal Dive:

Cal Dive International, Inc. 400 N. Sam Houston Parkway E., Suite 400 Houston, Texas 77060 Facsimile: (281) 848-6502

Attention: General Counsel

with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P. Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010 Facsimile: (713) 651-5246

Attention: David Peterman

(b)	if to the Company to:

Horizon Offshore, Inc. 2500 City West Blvd. Suite 2200 Houston, Texas 77042

Facsimile: (713) 361-2693

Attention: General Counsel

with a copy to (which shall not constitute notice):

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Ave., Suite 5100 New Orleans, Louisiana 70170 Facsimile: 504-582-8012

Attention: William B. Masters
     9.3 Interpretation.
     (a) When a reference is made in this Agreement to Articles, Sections, Exhibits, or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the Cal Dive Disclosure Schedule and the Company Disclosure Schedule, as the case may be, and by such matters set forth any place else in this Agreement or in the Cal Dive Disclosure Schedule or the Company Disclosure Schedule where the applicability of such qualification to the Section of this Agreement is reasonably apparent.
     (b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
     9.4 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Party, it being understood that the Parties need not sign the same counterpart.
     9.5 Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement (and the Confidentiality Agreement) and the Exhibits and disclosure schedules and the other agreements and instruments of the Parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Confidentiality Agreement remains in full force and effect in accordance with its terms, except for paragraph 9 thereof which is superseded in its entirety by the provisions of this Agreement.
     (b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the Persons covered thereby).
     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).
     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     9.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by a Party in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     9.9 Submission to Jurisdiction; Waivers. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the Other Party shall be brought and determined exclusively in the Court of Chancery or other courts of the State of Delaware, and each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (and, to the fullest extent permitted by law, to the Court of Chancery) and to accept service of process in any manner permitted by such courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.
     9.10 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.11 Amendment. This Agreement may be amended by the mutual written agreement of the Parties at any time before or after the Company Stockholder Approval but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.
     9.12 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     IN WITNESS WHEREOF, Cal Dive, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CAL DIVE INTERNATIONAL, INC.
By:	/s/ Quinn J. Hebert
Quinn J. Hebert
President and Chief Executive Officer

CAL DIVE ACQUISITION, LLC
By:	/s/ Quinn J. Hebert
Quinn J. Hebert
Chairman and Chief Executive Officer

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp
President and Chief Executive Officer

Exhibit A
FORM OF AFFILIATE AGREEMENT
                    , 2007
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Horizon Offshore, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 11, 2007 (the “Merger Agreement”), by and among the Company, Cal Dive International, Inc., a Delaware corporation (“Cal Dive”), and Cal Dive Acquisition, LLC, a wholly owned subsidiary of Cal Dive (“Merger Sub”), the Company will be merged with and into Merger Sub, in consideration of cash and shares of common stock, par value $0.01 per share, of Cal Dive (“Cal Dive Common Stock”), with Merger Sub as the surviving limited liability company (the “Merger”).
     I represent, warrant, and covenant to Cal Dive and Merger Sub that in the event I receive any Cal Dive Common Stock as a result of the Merger:
     A. I shall not make any sale, transfer or other disposition of any Cal Dive Common Stock acquired by me in the Merger in violation of the Securities Act.
     B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Cal Dive Common Stock, to the extent I felt necessary, with my counsel or counsel for Cal Dive and Merger Sub.
     C. I have been advised that the issuance of Cal Dive Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company (without anything in this letter agreement being an admission of such fact), the distribution by me of any Cal Dive Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Cal Dive Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Cal Dive such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

     D. I understand that Cal Dive is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Cal Dive Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.
     E. I also understand that stop transfer instructions will be given to Cal Dive’s transfer agent with respect to Cal Dive Common Stock and that there will be placed on the certificates (or in the case of shares issued in book-entry form, an appropriate notation of the records of Cal Dive’s transfer agent) for any Cal Dive Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:
     “The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 may apply. The shares represented by this certificate may only be transferred in compliance with the requirements of the Securities Act of 1933, including, without limitation, Rule 145 promulgated thereunder, or pursuant to an applicable exemption therefrom.”
     F. I also understand that unless the transfer by me of my Cal Dive Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Cal Dive reserves the right to put the following legend on the certificates issued to my transferee:
     “The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     G. It is understood and agreed that the legend set forth in paragraphs E and F above shall be removed by the delivery of substitute certificates (or change in notation on the records of Cal Dive’s transfer agent) without such legend if the undersigned shall have delivered to Cal Dive a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Cal Dive, to the effect that such legend is not required for purposes of the Securities Act.
     I understand that (a) Cal Dive will supply me with any information necessary to enable me to make routine sales of any Cal Dive Common Stock acquired by me in the Merger as may be permitted by and in accordance with the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Cal Dive will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), with respect to the filing by Cal Dive of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Cal Dive Common Stock by me during the two year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Cal Dive shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Cal Dive is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Cal Dive required by Rule 144(c)(2).

Very truly yours,

By:

Name:

Accepted this ____ day of                     , 2007

CAL DIVE INTERNATIONAL, INC.
By:
Quinn J. Hebert
President and Chief Executive Officer

CAL DIVE ACQUISITION, LLC
By:
Quinn J. Hebert
Chairman and Chief Executive Officer

HORIZON OFFSHORE, INC.
By:
David W. Sharp
President and Chief Executive Officer